Exhibit 23.1

www.rrbb.com

ROSENBERG RICH BAKER BERMAN & COMPANY

265 Davidson Avenue, Suite 210 • Somerset, NJ 08873-4120 • phone 908-231-1000 • fax 908-231-6894

111 Dunnell Road, Suite 100 • Maplewood, NJ 07040 • phone 973-763-6363 • fax 973-763-4430

CONSENT AND REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the use in this Registration Statement on Form S-l of our report dated January 29, 2023, relating to the consolidated financial statements of MDNA Life Sciences, Inc. for the years ended September 30, 2022 and 2021, and to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Rosenberg Rich Baker Berman, P.A.

Somerset, New Jersey
January 30, 2023

AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS • CENTER FOR AUDIT QUALITY • PRIVATE COMPANIES PRACTICE SECTION • PRIME GLOBAL • REGISTERED WITH THE PUBLIC COMPANY ACCOUNTING OVERSIGHT BOARD